Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-125875, 333-181786, 33-99866, 33-99868, 333-217802) on Form S-8 of our reports dated February 25, 2025, with respect to the consolidated financial statements of Darling Ingredients Inc. and the effectiveness of internal control over financial reporting.

                        /s/ KPMG LLP

Dallas, Texas
February 25, 2025